UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2019

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13- 5658129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Charles Lindbergh Blvd., Uniondale, New York	11553
(Address of principal executive offices)	(Zip Code)

(516) 228-6700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	VISI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2019, Lori M. Schultz was appointed Chief Global Solutions Officer of Volt Information Sciences, Inc. (the “Company”), adding management of the Company’s international business segment and its Arctern subsidiary to her responsibilities.  Ms. Schultz joined the Company in August 2018 as a Chief Operating Officer managing central and program operations, Volt Consulting Group (the Company’s managed service program), Design Technical Services and the Company’s IT and engineering staffing business.  Prior to joining the Company, Ms. Schultz served as Senior Vice President, Global Solutions, Program Management at Pontoon Solutions from April 2016 to August 2018.  From November 2014 to April 2016 she served as an independent management consultant.  From July 2009 to October 2014, Ms. Schultz held the role of Global President at Yoh Services.

In connection with her appointment as Chief Global Solutions Officer, Ms. Schultz, age 62, entered into an Amended & Restated Employment Agreement dated as of June 25, 2019 (the “Agreement”), that includes, among other things, the terms of her compensation.   Pursuant to the Agreement, Ms. Schultz’s base salary increased to $400,000 per year and she will be eligible to earn an annual target incentive bonus of 60% of her base salary upon the Company’s achievement of certain financial performance goals.   Ms. Schultz also received a long-term equity incentive award consisting of 50% performance stock units and 50% restricted stock units, with a total grant date value of $100,000 (the “LTI Awards”).  The LTI Awards are granted under the Company’s 2019 Equity Incentive Plan and will vest ratably on each of the first three anniversaries of June 14, 2019, subject to Ms. Schultz’s continued employment with the Company on each applicable vesting date and, with respect to the performance stock units, achievement of the applicable financial performance goals.

If Ms. Schultz’s employment is terminated by the Company without “cause,” or by Ms. Schultz for “good reason,” Ms. Schultz will be entitled to receive the following benefits from the Company:   (i) her then-current base salary for a period of 12 months following the termination date, (ii) payment of a pro-rated annual bonus for the year of termination, subject to the achievement of the applicable performance goals, and (iii) an amount equal to the value of 12 months of COBRA payments.  Receipt of such benefits by Ms. Schultz is conditioned upon her execution of a general release in favor of the Company.  For a period of 12 months following the termination of her employment, Ms. Schultz will be subject to certain non-solicitation restrictions.

The foregoing description is qualified by reference to the full text of the Agreement.  A copy of the Agreement is filed as Exhibit 10.1 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Ms. Schultz does not have any family relationships with any of the Company’s directors or executive officers and has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Schultz and any other person pursuant to which she was appointed to the role of Chief Global Solutions Officer.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between Volt Information Sciences, Inc. and Lori M. Schultz, dated as of June 25, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: June 27, 2019	By:	/s/ Nancy Avedissian
Nancy Avedissian Senior Vice President, General Counsel and Corporate Secretary